Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

CBRE Group, Inc.

CBRE Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	5.500% Notes due 2029	Rule 457(r)	$500,000,000	99.837%	$499,185,000	$147.60 per million	$73,679.71

Total	—	—	—	$500,000,000	—	$499,185,000	—	$73,679.71

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings.